Exhibit 99.1

SWK Holdings Corporation Announces Financial Results for Third Quarter 2023

Conference Call and Live Audio Webcast Scheduled for Thursday, November 9, 2023, at 10:00 a.m. ET

Corporate Highlights

•	Third quarter of 2023 GAAP net income was $4.5 million or $0.36 per diluted share, compared with GAAP net income of $6.6 million or $0.51 per diluted share, for the third quarter of 2022
•	Closed an approximately $33.0 million public offering of senior notes
•	After quarter end, upsized existing credit facility to $60.0 million with new bank partner Woodforest National Bank
•	Year-to-date Enteris has booked $2.7 million of CDMO projects and has approximately $5.0 million of proposals outstanding
•	SWK repurchased 60,335 shares of common stock during the quarter for a total cost of $1.0 million; year-to-date through November 6, 2023, SWK has purchased 361,593 shares for a total cost of $6.1 million

Finance Receivables Segment Update

•	Third quarter of 2023 finance receivables segment adjusted non-GAAP net income was $5.8 million, compared with adjusted non-GAAP net income of $6.0 million for the third quarter of 2022
•	As of September 30, 2023, gross finance receivables were $234.9 million, a 10.3% increase from September 30, 2022
•	After quarter end, closed a $20.0 million loan to Shield Therapeutics PLC as well as a $6.0 million loan to Nicoya Lifesciences, Inc.
•	Third quarter of 2023 finance portfolio effective yield was 14.0%, a 30-basis-point decrease from September 30, 2022
•	As of September 30, 2023, book value per share was $22.19
•	As of September 30, 2023, non-GAAP tangible financing book value per share was $19.35. After adjusting for the effect of CECL adoption, non-GAAP tangible financing book value per share increased 6.2% year-over-year

Dallas, TX, November 9, 2023 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the third quarter ended September 30, 2023.

“SWK generated healthy financial returns, improved our balance sheet through the issuance of approximately $33.0 million of senior unsecured notes and a $15.0 million upsizing of our credit facility, and our Enteris subsidiary made progress to achieving profitability. The finance segment generated $5.6 million of pre-tax net income and $5.8 million of adjusted non-GAAP net income. The portfolio generated a 14.0% effective yield, and gross finance receivables increased slightly sequentially to $234.9 million, as a new $5.0 million loan to a privately held CDMO was partially offset by principal repayments. After quarter end, we closed two additional term loans, deploying $26.0 million of shareholder capital,” stated Jody Staggs, President and CEO of SWK.

Mr. Staggs continued: “In 2023 Enteris has booked $2.7 million of CDMO projects and has proposals outstanding on an additional $5.0 million of work. Enteris’ third quarter revenue increased 72% to $0.3 million sequentially, and we anticipate strong revenue growth in the fourth quarter driven by referrals from our strategic partner. The increase in sequential revenue and reduced cost structure led to a sequential improvement in the third quarter operating loss. We continue to work with the Enteris team to achieve profitability and maximize subsidiary value.”

“During the fourth quarter, we are focused on diligently deploying our balance sheet capital, which currently totals more than $60.0 million. We are also in regular contact with our borrowers to ensure they acknowledge the challenging economic and capital markets environment and are taking appropriate steps to ensure their business can operate through a more difficult period.”

Third Quarter 2023 Financial Results

For the third quarter 2023, SWK reported total revenue of $9.0 million, a 34.2% decrease compared to $13.6 million for the third quarter 2022. The $4.6 million decrease in revenue for the three months ended September 30, 2023 consisted of a $4.7 million decrease in Pharmaceutical Development segment revenue and a $0.1 million increase in Finance Receivables segment revenue. The $4.7 million decrease in Pharmaceutical Development segment revenue was primarily due to $5.0 million of milestone revenue related to Enteris’ License Agreement with Cara received during the three months ended September 30, 2022, and no similar milestone revenue was recognized during the three months ended September 30, 2023. The $0.1 million increase in Finance Receivables segment revenue was primarily the result of an increase in reference rates.

Pre-tax net income for the three months ended September 30, 2023 was $4.1 million, compared to $8.6 million for the same period of the previous year. The year-over-year decrease is primarily due to a $4.6 million decrease in consolidated revenue and a $2.0 million decrease in unrealized losses on our warrant assets, equity securities and foreign currency transactions, partially offset by a $2.4 million decrease in operating expenses in both segments.

GAAP net income for the quarter ended September 30, 2023, decreased 32.4% to $4.5 million, or $0.36 per diluted share, from $6.6 million, or $0.51 per diluted share, for the third quarter 2022.

For the third quarter 2023, non-GAAP adjusted net income was $4.8 million, a 42.6% decrease from $8.3 million for the third quarter 2022. Non-GAAP adjusted net income for the Finance Receivables segment was $5.8 million, a 3.2% decrease from $6.0 million for the third quarter 2022.

During the twelve months ended September 30, 2023, there were $29.4 million of loan repayments and royalty paydowns, which were partially offset by $41.1 million of new and existing investment funding. As a result, income-producing assets (defined as finance receivables and corporate debt securities) totaled $235.0 million as of September 30, 2023. This is a 10.3% increase compared with income-producing assets of $213.1 million as of September 30, 2022. Total investment assets, which include income-producing assets plus equity-linked securities, totaled $236.3 million as of September 30, 2023, compared to September 30, 2022, total investment assets of $222.2 million.

Book value per share was $22.19 as of September 30, 2023, compared to $21.62 as of September 30, 2022. Book value per share increased 6.2% compared to September 30, 2022, after adjusting for the effect of adopting the current expected credit losses methodology (“CECL”). Non-GAAP tangible financing book value per share totaled $19.35. Non-GAAP tangible financing book value per share increased 6.2% compared to $19.14 September 30, 2022, after adjusting for the effect of CECL adoption. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and Enteris net asset value.

Tables detailing SWK’s financial performance for the third quarter of 2023 are below.

Portfolio Status

During the third quarter, SWK closed a $5.0 million loan to a privately-held CDMO. After quarter close, SWK closed two loans totaling $26.0 million. SWK is currently pursuing multiple financing opportunities and anticipates closing additional transactions over the next few months.

For the third quarter of 2023, the realized yield of the finance receivables portfolio was 14.7%, versus 17.5% for the same period in the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to actual cash collections being greater or lesser than modeled.

As of September 30, 2023, non-accrual finance receivables totaled $26.5 million. Of the total $26.5 million, $6.9 million consisted of royalty purchases, $10.4 million consisted of a non-accrual financing to Flowonix Medical, which has now been reclassified as a royalty, and $9.1 million consisted of a loan to Trio Healthcare, which was placed on non-accrual during the quarter. SWK is working with Trio to achieve a resolution.

As of September 30, 2023, SWK had $7.4 million of unfunded commitments.

Total portfolio investment activity for the three months ended September 30, 2023 and 2022 was as follows (in thousands):

	Three Months Ended September 30,
	2023	2022
Beginning Portfolio	$224,468	$181,416
Early/loan payoff	—	(8,543)
Provision for credit losses	(223)	—
Interest paid-in-kind	293	1,736
Investment in finance receivables	5,000	46,400
Loan discount and fee accretion	663	(294)
Remeasurement of finance receivable	(690)	—
Net unrealized gain (loss) on marketable investments and warrant assets	(162)	1,801
Principal payments received on investments	(3,915)	(9)
Royalty paydowns	(483)	(1,200)
Warrant and equity investments, net of sales and cancellations	—	871
Ending Portfolio	$224,951	$222,178

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three months ended September 30, 2023 and 2022. The table eliminates provisions for (benefits from) income taxes, non-cash mark-to-market changes on warrant assets, equity securities, foreign currency gains and losses, amortization of Enteris’ intangible assets and any non-cash impact on the remeasurement of contingent consideration.

(in thousands)	Three Months Ended September 30,
	2023	2022
Net income	$4,474	$6,616
Add (subtract): Income tax (benefit) expense	(386)	1,942
Add: Enteris amortization expense	426	426
Add (subtract): Unrealized net (gain) loss on warrant assets	162	(1,788)
Subtract: Unrealized net gain on equity securities	—	(13)
Add: foreign currency transaction loss	76	—
Add: Other one-time expenses	—	(1,100)
Adjusted income before income tax expense	4,752	8,283
Add (subtract): Income tax (benefit) expense	—	—
Non-GAAP adjusted net income	$4,752	$8,283

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris’ intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income tax expense, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three months ended September 30, 2023 and 2022. The table eliminates Enteris’ operating loss. The adjusted income before income tax expense is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on warrant assets and equity securities.

(in thousands)	Three Months Ended September 30,
	2023	2022
Non-GAAP adjusted net income	$4,752	$8,283
Add (Subtract): Enteris operating loss (income), excluding amortization expense and change in fair value of contingent consideration	1,070	(2,270)
Adjusted Finance Receivables segment income before income tax expense	$5,822	$6,013
Adjusted income tax expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$5,822	$6,013

Non-GAAP Tangible Finance Book Value Per Share

The following table provides a reconciliation of SWK’s GAAP book value per share to its non-GAAP tangible finance book value per share as of September 30, 2023 and 2022. The table eliminates the deferred tax assets, intangible assets, goodwill, Enteris’ property and equipment and acquisition-related contingent consideration.

(in thousands)	Three Months Ended September 30,
	2023	2022
GAAP shareholders’ equity	$277,565	$277,446
Shares outstanding	12,511	12,835
GAAP book value per share	$22.19	$19.14

Subtract: Deferred tax assets, net	26,090	17,350
Subtract: Intangible assets, net	6,913	8,615
Subtract: Goodwill	8,404	8,404
Subtract: Enteris property and equipment, net	5,325	5,934
Add: Contingent consideration payable	11,200	8,530
Non-GAAP tangible finance book value	242,033	245,673
Shares outstanding	12,511	12,835
Non-GAAP tangible finance book value per share	$19.35	$19.14

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition.

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris’ operating losses.

Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris’ PP&E, and contingent consideration associated with the Enteris transaction.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company’s industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Thursday, November 9, 2023 at 10:00 a.m. ET, to discuss its corporate and financial results for the third quarter 2023.

Interested participants and investors may access the conference call by dialing either:

(844) 378-6488 (U.S.)

(412) 317-1079 (International)

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:00 a.m. ET, on November 9, 2023.

About SWK Holdings Corporation

SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns Enteris BioPharma, a clinical development and manufacturing organization providing development services to pharmaceutical partners as well as innovative formulation solutions built around its proprietary oral drug delivery technologies, the Peptelligence® platform. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor For Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng (Investors)

dboateng@tiberend.com

Eric Reiss (Media)

ereiss@tiberend.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$31,034	$6,156
Interest and accounts receivable, net	4,411	3,094
Other current assets	1,756	1,114
Total current assets	37,201	10,364

Finance receivables, net of allowance for credit losses of $11,327 and $11,846, as of September 30, 2023 and December 31, 2022, respectively	223,604	236,555
Collateral on foreign currency forward contract	2,750	2,750
Marketable investments	50	76
Deferred tax assets, net	26,090	24,480
Warrant assets	1,297	1,220
Intangible assets, net	6,913	8,190
Goodwill	8,404	8,404
Property and equipment, net	5,479	5,840
Other non-current assets	4,057	1,742
Total assets	$315,845	$299,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	2,768	3,902
Revolving credit facility	22,000	2,445
Total current liabilities	24,768	6,347

Contingent consideration payable	11,200	11,200
Other non-current liabilities	2,312	2,145
Total liabilities	38,280	19,692

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,510,776 and 12,843,157 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	12	12
Additional paid-in capital	4,425,198	4,430,922
Accumulated deficit	(4,147,645)	(4,151,005)
Total stockholders’ equity	277,565	279,929
Total liabilities and stockholders’ equity	$315,845	$299,621

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Finance receivable interest income, including fees	$8,608	$8,502	$27,146	$25,745
Pharmaceutical development	315	5,111	616	5,461
Other	39	1	108	481
Total revenues	8,962	13,614	27,870	31,687
Costs and expenses:
Provision for (benefit from) credit losses	223	—	(459)	—
Interest expense	176	82	721	242
Pharmaceutical manufacturing, research and development expense	606	1,792	2,834	5,173
Depreciation and amortization expense	652	634	1,937	1,964
General and administrative expense	2,979	4,349	8,516	10,527
Income from operations	4,326	6,757	14,321	13,781
Other income (expense), net:
Unrealized net (loss) gain on warrants	(162)	1,788	(745)	623
Unrealized net gain (loss) on equity securities	—	13	—	(534)
(Loss) gain on foreign currency transactions	(76)	—	426	—
Income before income tax (benefit) expense	4,088	8,558	14,002	13,870
Income tax (benefit) expense	(386)	1,942	959	3,211
Net income	$4,474	$6,616	$13,043	$10,659

Net income per share:
Basic	$0.36	$0.52	$1.03	$0.83
Diluted	$0.36	$0.51	$1.02	$0.83
Weighted average shares outstanding:
Basic	12,539	12,832	12,703	12,832
Diluted	12,582	12,851	12,746	12,871

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$13,043	$10,659
Adjustments to reconcile net income to net cash provided by operating activities:
Benefit from credit losses	(459)	—
Right-of-use asset amortization	244	171
Amortization of debt issuance costs	243	26
Deferred income taxes	915	3,189
Change in fair value of warrants	745	(623)
Change in fair value of equity securities	—	534
Foreign currency transaction gain	(375)	—
Loan discount and fee accretion	(2,959)	(1,357)
Interest paid-in-kind	(1,826)	(3,335)
Stock-based compensation	369	310
Depreciation and amortization expense	1,937	1,964
Changes in operating assets and liabilities:
Interest and accounts receivable	(1,317)	(5,581)
Other assets	(738)	(76)
Accounts payable and other liabilities	(635)	(603)
Net cash provided by operating activities	9,187	5,278

Cash flows from investing activities:
Proceeds from sale of investments	13,942	—
Investment in finance receivables	(17,525)	(71,750)
Repayment of finance receivables	7,430	43,938
Corporate debt securities principal payments	26	31
Purchases of property and equipment	(299)	(194)
Net cash provided by (used in) investing activities	3,574	(27,975)

Cash flows from financing activities:
Payments for financing costs	(1,345)	—
Proceeds from (payments on) credit facilities	19,555	(8)
Net settlement for employee taxes on restricted stock and options	—	(160)
Repurchases of common stock, including fees and expenses	(6,093)	(599)
Net cash provided by (used in) financing activities	12,117	(767)

Net increase (decrease) in cash and cash equivalents	24,878	(23,464)
Cash and cash equivalents at beginning of period	6,156	42,863
Cash and cash equivalents at end of period	$31,034	$19,399